Exhibit 10.2

FIRST DEFIANCE FINANCIAL CORP. AND AFFILIATES

INCENTIVE COMPENSATION PLAN

I.	PURPOSE

The purposes of this Plan are to promote the Company’s financial success and increase shareholder value by motivating performance through payments of short-term incentive compensation and attract and retain talented employees.

II.	GRANTING AWARDS

(a)	Selection of Participants. For each Performance Period, the Committee shall approve those key employees and officers of the Company who are to be Participants for that Performance Period.

(b)	Selection of Performance Objectives. For each Performance Period, the Committee shall establish:

(i)	Performance objectives based on the Performance Criteria set forth in Section VII that will be used to determine the amount payable with respect to Awards, based on recommendations provided by the Company;

(ii)	The requisite level of achievement (which may include “threshold”, “target” and “maximum” levels) of such performance objectives;

(iii)	The method for determining the amount payable based on the achievement of the performance objectives; and

(iv)	Any other terms and conditions of the Award, including, without limitation, a requirement that some portion of the Award be payable in the form of equity or that payment be deferred.

Different Performance Criteria may be applied to individual Participants or to groups of Participants and, as specified by the Committee, may relate to the individual Participant, the Company, one or more Affiliates, or one or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, in each case, as determined by the Committee in its sole discretion.

(c)	Timing. The Committee shall establish the performance objectives, the level of achievement and the method for determining the amount payable with respect to of Awards before the outcome of such performance objectives is substantially certain but in no event later than the earlier of: (a) ninety (90) days after the beginning of the applicable Performance Period; or (b) the expiration of twenty-five percent (25%) of the applicable Performance Period.

(d)	Newly Eligible Participants. An employee who becomes a Participant during a Performance Period may be eligible to receive an Award under this Plan for such Performance Period on such terms and conditions as the Committee may determine.

III.	PAYMENT OF AWARDS

(a)	Determination of Amount Payable. For each Performance Period, the Committee shall determine the extent to which the performance objectives and other terms and conditions applicable to an Award have been achieved, if at all, and based on this determination, certify the amount payable, if any, with respect to each Award.

(b)	Eligibility for Payment. In order to receive payment with respect to an Award, the Participant must remain employed by the Company or an Affiliate on the date that payment is made. Notwithstanding the foregoing:

(i)	Death, Disability or Retirement. If a participant dies, becomes Disabled or Retires prior to the date on which an Award is paid, the Participant’s shall remain eligible for payment with respect to that Award; provided, however, the amount payable with respect to such Award shall be based on the achievement of the performance objectives determined as of the fiscal quarter ended nearest to the Participant’s death, Disability or Retirement, unless the Committee determines otherwise at the time such Award is granted.

(ii)	Termination for Cause. If a Participant is terminated for Cause, the Participant shall forfeit any right to payment with respect to an Award.

(iii)	Termination Following Change in Control. If a Change in Control occurs during the performance period applicable to an Award and the Participant is terminated by the Company, other than for Cause (but in no event after the end of the Performance Period), each Participant shall receive payment with respect to such Participant’s Awards equal the greater of: (i) the amount payable with respect to the Award as though the performance objectives had been satisfied at the “target” level of achievement for the performance period; or (ii) the amount that would have been payable with respect to the Awards based on the actual level of achievement of the performance objectives through the fiscal quarter ended nearest to the Participant’s termination, unless the Committee determines otherwise at the time such Award is granted.

(c)	Negative Discretion. In the sole discretion of the Committee or Board, the amount actually paid with respect to an Award to a Participant may be less than the amount otherwise payable based on the satisfaction of the performance objectives and other terms and conditions of such Award.

(d)	Modifying Performance Objectives. Performance objectives relating to Awards may be calculated without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company and/or its Affiliates or changes in applicable tax laws or accounting principles.

IV.	ADMINISTRATION

The Plan shall be administered by the Committee, which has full power and authority, to the extent not inconsistent with this Plan, to: (a) approve Participants; (b) establish performance objectives, the amount payable and any other terms and conditions with respect to Awards; (c) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan; and (d) to delegate its administrative duties to one or more persons. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan shall be made in the Committee’s sole discretion and shall be final, conclusive and binding on all persons.

The Committee (and any delegate) shall be indemnified and saved harmless by the Company from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense upon the request of the Committee.

V.	AMENDMENT AND ADMINISTRATION OF THE PLAN

The Plan may be terminated or amended by the Committee or the Board at any time without the consent of any Participant.

VI.	MISCELLANEOUS

(a)	No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Participant the right to remain an employee of the Company or an Affiliate, nor does it interfere with the Company’s or an Affiliate’s right to terminate the Participant, with or without case, which right is expressly reserved.

(b)	Non-Transferability. The rights of Participants under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

(c)	Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of Ohio, without regard to any conflicts of laws principles, except to the extent preempted by the laws of the United States of America.

(d)	Entire Plan. This Plan (including any written or electronic communication to a Participant setting forth the terms and conditions of an Award for a Plan Year) constitutes the entire agreement between the Company and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

(e)	Tax Withholding. The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan.

VII.	DEFINITIONS

(a)	Affiliate means any entity that, along with the Company, would be treated as a single employer for purposes of Sections 414(b) or 414(c) of the Code, but modified under any Code section relevant to the purpose for which the definition is applied.

(b)	Award means the right to a payment of compensation pursuant to this Plan based on the achievement of performance objectives established by the Committee pursuant to this Plan.

(c)	Board means the Company’s Board of Directors.

(d)	Cause has the meaning given to it in the First Defiance Financial Corp. 2010 Equity Incentive Plan.

(e)	Change in Control has the meaning given to it in the First Defiance Financial Corp. 2010 Equity Incentive Plan.

(f)	Company means First Defiance Financial Corp. and any successor.

(g)	Committee means the compensation committee of the Company’s Board of Directors.

(h)	Code means the Internal Revenue Code of 1986, as amended.

(i)	Disability means a Participant’s inability (established by an independent physician selected by the Committee and reasonably acceptable to the Participant or to the Participant’s legal representative) due to illness, accident or otherwise to perform his or her duties, which is expected to be permanent or for an indefinite duration longer than 12 months.

(j)	Participant means, with respect to each Performance Period, each employee approved for participation by the Committee.

(k)

Performance Criteria means: (a) revenue; (b) income (including, but not limited to, net earnings, net income, before or after taxes, interest income, non-interest income and fee income); (c) earnings per share; (d) loan, deposit, new market or asset growth; (e) return measures (including return on assets and equity); (f) tangible equity; (g) economic profit added; (h) earnings before or after taxes, interest, depreciation and/or amortization; (i) interest spread; (j) productivity ratios; (k) share price (including, but not limited to, growth measures and total shareholder return); (l) expense targets; (m) credit quality; (n) efficiency ratio; (o) market share; (p) customer satisfaction; (q) asset quality measures (including, but not limited to, non-performing assets, net charge-offs, classified assets,

Texas Ratio, ALLL etc.; (r) capitalization (including, but not limited to, Tier 1 capital, CAMELS rating); (s) net income after cost of capital (NIACC); (t) strategic objectives (including, branding, mergers and acquisitions, succession management, dynamic market response, new product build out, expense reduction initiatives, risk management and regulatory compliance); or (u) such other measures as the Committee may select from time to time.

(l)	Performance Period means, unless a different period is established the Committee, each 12 month period beginning January 1.

(m)	Plan means this First Defiance Financial Corp. and Affiliates Incentive Compensation Plan, as it may be amended from time to time.

(n)	Retirement means, unless otherwise specified by the Committee at or after the time of grant, the retirement from the employ of the Company or an Affiliate under one or more of the retirement plans of the Company.